Registration No.
                                                                       333-53015
                                                               filed pursuant to
                                                                  Rule 424(B)(3)

                               CINTAS CORPORATION

                          16,614 shares of Common Stock
                  --------------------------------------------


     This Prospectus relates to 16,614 shares of Common Stock, without par value, of Cintas Corporation, a Washington corporation ("Cintas" or the "Company"). These shares are being offered for sale by a certain shareholder of the Company, Richard Welsh (the "Selling Shareholder"). See "Selling Shareholder."

        The Common Stock may be offered to the public from time to time by the Selling Shareholder. See "Selling Shareholder." The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholder but will pay certain of the expenses of this offering. The Selling Shareholder will bear certain costs of this offering, including the commissions and discounts of any underwriters, dealers and agents and the legal expenses of the Selling Shareholder. The Common Stock may be sold directly or through underwriters, dealers or agents in market transactions or privately-negotiated transactions. See "Plan of Distribution." The Cintas Common Stock is traded in the Nasdaq National Market under the symbol "CTAS." On July 7, 1998, the closing sales price of the Cintas Common Stock was $51-3/8.

                  --------------------------------------------


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  --------------------------------------------


                  The date of this Prospectus is July 9, 1998.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") under file No. 0- 11399. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. In addition, material filed by the Company can be obtained and inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K. Street, N.W., Washington, D.C. 20549, on which the Company's Common Stock is quoted. The Company files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such reports, proxy statements and other information.

        This Prospectus constitutes a part of a Registration Statement on Form S-3 (No. 333-53015) filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered hereby. Any statements contained herein concerning the provisions of any documents are complete in all material respects, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

        THIS MATERIAL CONTAINS "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. IN ADDITION, WHEN WORDS SUCH AS "ANTICIPATE," "BELIEVE," "COULD," "ESTIMATE," "INTENDS," "EXPECT," "PLAN," "WOULD," AND SIMILAR EXPRESSIONS ARE USED, THEY ARE INTENDED TO IDENTIFY THE STATEMENTS AS FORWARD LOOKING. CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT HISTORICAL FACTS OR THAT CONCERN EXPECTED FINANCIAL PERFORMANCE, ONGOING BUSINESS STRATEGIES AND POSSIBLE FUTURE ACTION WHICH THE COMPANY INTENDS TO PURSUE, CONSTITUTE SUCH FORWARD LOOKING STATEMENTS AND ARE INTENDED TO BE COVERED BY THE SAFE HARBORS CREATED BY SUCH ACTS. RELIANCE SHOULD NOT BE PLACED ON FORWARD LOOKING STATEMENTS BECAUSE THEY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED. ANY FORWARD-LOOKING STATEMENT SPEAKS ONLY AS OF THE DATE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES ARISING AFTER THE DATE ON WHICH THEY ARE MADE. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS CAN DIFFER MATERIALLY FROM RESULTS SUGGESTED BY THESE FORWARD LOOKING STATEMENTS BECAUSE OF A VARIETY OF FACTORS INCLUDING, WITHOUT LIMITATION, THOSE OFFERED IN THIS PROSPECTUS.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

(1)  Annual Report on Form 10-K for the fiscal year ended May 31, 1997.

(2) Quarterly Reports on Form 10-Q for the quarters ended August 31, 1997, November 30, 1997 and February 28, 1998.

(3) Registration Statement on Form 8-A, SEC File No. 0-11399, registering the Company's Common Stock under Section 12 of the Exchange Act, which describes the class of securities being registered hereunder.

(4)  Form 8-K dated April 8, 1998 and as amended on June 1, 1998.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference into this Prospectus and to be part hereof.

        Statements contained in the documents incorporated by reference shall be deemed to be modified and superseded to the extent that statements contained herein modify or supersede such statements.

        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES) ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM DAVID T. JEANMOUGIN, SENIOR VICE PRESIDENT AND SECRETARY OF THE COMPANY, 6800 CINTAS BOULEVARD, CINCINNATI, OHIO 45262, PHONE (513) 459-1200.

                                   THE COMPANY

     Cintas is a leader in the uniform rental and sales business and has particular expertise in designing, planning and implementing corporate identity uniform programs. The Company concentrates on uniform rental services and custom uniform sales. Revenues received from uniform rental services and non-uniform rental items, including dust mops, entrance mats and wiping cloths, accounted for approximately 88% of Cintas' revenues for fiscal 1997. The balance of the Company's revenues are derived from custom uniform sales, the sale of first aid and safety products, consumable cleanroom supplies and sales of related items. The Company provides uniform and related rental products and services through a network of 135 rental locations and four cleanroom laundries and sells uniforms to national customers through distribution centers located in Cincinnati, Ohio, Reno, Nevada and Montgomery, Alabama. At its four garment manufacturing facilities the Company manufactures a substantial portion of the uniform trousers and uniform shirts supplied to its customers. First aid and safety products are sold to industrial users either directly from Cintas or through independent distributors.

     During the past five years, Cintas has made several acquisitions which significantly affected the Company's revenues and net income. These acquisitions were completed using cash, seller-financing, Cintas Common Stock or a combination of these methods. The Company intends to continue to expand, through both internal growth, including the establishment of operations in new geographic areas, and by continuing its acquisition program of both uniform rental and sales companies and companies that engage in the sale and distribution of first aid and safety products.

        Cintas was incorporated under the laws of the State of Washington in 1986 and is the successor to a business begun in 1929. Its executive offices are located at 6800 Cintas Boulevard, Cincinnati, Ohio 45262; telephone number (513) 459-1200.

                               SELLING SHAREHOLDER

        The 16,614 shares offered pursuant to this Prospectus, all of which are being offered for sale hereby, are offered by the Selling Shareholder. On April 30, 1998, Cintas consummated the acquisition of Welsh Products Company, Inc. d/b/a/ Respond First Aid Systems ("Respond"). The Selling Shareholder received the 16,614 shares of Cintas Common Stock described in this Prospectus in exchange for his shares in Respond.

        The Selling Shareholder owns no shares of Cintas Common Stock other than those offered under this Prospectus. If the Selling Shareholder sells all shares offered under this Prospectus, he will not own any shares of Cintas Common Stock.

        Shares acquired by gift from the shares owned by the Selling Shareholder may also be sold pursuant to the Prospectus by any such donee. This Prospectus may also be used by transferees, assignees, distributees and pledgees of the Selling Shareholder.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the shares being sold in this offering.

                              PLAN OF DISTRIBUTION

        The Company has been advised by the Selling Shareholder that he may sell or transfer all or a portion of the shares offered hereby from time to time to third parties (including purchasers) directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder and/or from purchasers of the shares for whom he may act as agent. Such sales and transfers of the shares may be effected from time to time in one or more transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. Any or all of the shares may be sold or transferred from time to time by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) through the writing of options on the shares; (e) pledges as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder; (f) gifts, donations and contributions; and (g) any other legally available means. The aggregate net proceeds to the Selling Shareholder from the sale of the shares will be the purchase price of such shares less any commissions.

        In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption form the registration or qualification requirement is available and is complied with.

        The Selling Shareholder and any brokers, dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the shares.

        Any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Shareholder will sell any of the shares. The Selling Shareholder may transfer, devise or gift shares by other means not described herein.

        The Company will pay all of the expenses incident to the registration of the shares, other than underwriting discounts and selling commissions, if any.

        The Company has agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for Cintas by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, of which Donald
P. Klekamp, a Director of the Company, is a partner. Members of that firm beneficially own 307,934 shares of Cintas Common Stock.

                                     EXPERTS

        The consolidated financial statements of Cintas Corporation incorporated by reference in Cintas Corporation's Annual Report on Form 10-K for the year ended May 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                                  MISCELLANEOUS

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such informa tion or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Cintas since the date hereof or that the information herein is correct as of any time subsequent to its date.